EXHIBIT 99.2

                                [CORPORATE LOGO]

                               AMVESTORS FINANCIAL
                                   CORPORATION

FOR IMMEDIATE RELEASE

For: AmVestors Financial Corporation               Contact: Ralph W. Laster, Jr.
     555 S. Kansas Avenue                                   (913) 295-4406
     Topeka, KS  66603

             AMVESTORS FINANCIAL CORPORATION REPORTS SECOND QUARTER
               NET CORE OPERATING EARNINGS INCREASE 24 PERCENT AND
                    QUARTER NET EARNINGS INCREASE 151 PERCENT

         TOPEKA, KS, August 13, 1997 - AmVestors Financial Corporation ("AmVestors") today reported a 24 percent increase in second quarter 1997 core operating earnings and 151 percent increase in net earnings for the same period. For the six months ended June 30, 1997, net core operating earnings increased 37 percent and net earnings increased 16 percent.

Core Earnings Increase 24 Percent and 37 Percent for Quarter and Six Months
---------------------------------------------------------------------------

         Net core operating earnings for the quarter ended June 30, 1997, were $6.8 million, a 24 percent increase over 1996 second quarter net core operating earnings of $5.5 million. On a fully diluted per share basis, this equated to 38 cents on 18.0 million shares for the 1997 quarter compared to 41 cents on 13.7 million shares for the 1996 quarter. The 4.3 million share increase in weighted average fully diluted shares outstanding resulted primarily from the issuance of $65 million of convertible debentures during July 1996.

         Net core operating earnings for the six months ended June 30, 1997, were $13.2 million, a 37 percent increase over 1996 second quarter net core operating earnings of $9.7 million. On a fully diluted per share basis, this equated to 74 cents on 17.9 million shares for the 1997 six month period compared to 79 cents on 12.3 million shares for the 1996 period. The 5.6 million

                              ONE AMVESTORS PLACE
           555 S. Kansas Avenue, P.O. Box 2039, Topeka, KS 66601-2039
                             Phone: (913) 232-6945
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ADD ONE

share increase in weighted average fully diluted shares outstanding resulted primarily from the acquisition of Financial Benefit Group (FBG) during April 1996 and the issuance of the convertible debentures.

         Quarter and six months ended June 30, 1997, fully diluted net earnings increased 151 percent and 16 percent to $5.7 million, or 37 cents per share and $11.2 million, or 73 cents per share, respectively. The difference between net earnings per share and net core operating earnings per share is primarily attributable to net realized investment gains.

         Net realized investment gains, excluded from core operating earnings, consist primarily of aggregate realized investment gains and losses adjusted for income taxes and amortization of deferred policy acquisition costs (DAC). Realized gains and losses from the company's convertible stock/bond portfolio are included in core operating earnings.

         Primary net core operating earnings were 49 cents and 95 cents per share for the 1997 quarter and six months, respectively, compared to 41 cents and 80 cents per share for the 1996 periods. Primary net earnings were 41 cents and 81 cents per share for the quarter and six months, respectively, compared to 17 cents and 80 cents for the 1996 periods.

         Commenting on results, Ralph W. Laster, Jr., chairman and chief executive officer, said, "We are pleased with 1997 operations. While 1997 net core operating earnings per share have declined because of the additional shares issued in 1996, we are nonetheless very pleased with the strong increase in net core operating earnings. We had anticipated that it would take a year to

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overcome the dilution from shares issuable from the convertible debentures issued last July. On that timetable, we had anticipated that 1997 second quarter net operating earnings per share would be flat versus 1996 second quarter. Our failure to achieve this expectation resulted from excess expenses. Once expense levels are normalized following the FBG merger, total expenses should be only 45 basis points of average invested assets. We have not achieved that goal. Expenses were 53 basis points for the quarter ended June 30, 1997. The additional expenses equated to 2 cents per share for the quarter. We still believe our targeted expense levels are achievable. While we are, of course, disappointed about our failure to as of yet achieve our expense goal, the other benefits from our increased size are already evident. Our strong growth in net core operating earnings was derived from a 19 percent growth in average invested assets and a 11 percent growth in our gross product margin, expressed as a percent of average invested assets."

Premium Received Up 38 Percent for Quarter and 28 Percent for the Six Months
----------------------------------------------------------------------------

         Premium received for the quarter increased 38 percent to $159.6 million from $115.9 million in the 1996 quarter. For the six month period ended June 30, 1997, premiums received were $273.0 million, compared to $213.8 million in the 1996 six month period, a 28 percent increase period over period.

         Commenting on the company's record premiums, Mark V. Heitz, president, said that "Our marketing strategy is one of, if not the most, significant competitive advantages we enjoy as a company."

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ADD THREE

Stockholders' Equity and Total Assets Increase
----------------------------------------------

         June 30, 1997, stockholders' equity was $213.8 million, or $15.87 per share, compared to $204.3 million, or $14.99 per share, at year-end 1996. Before the effect of SFAS No. 115, stockholders' equity at June 30, 1987, was $199.0 million, or $15.13 per share, compared to $186.6 million and $13.80 per share on December 31, 1996. SFAS No. 115 requires that securities which are held as available-for-sale be marked-to-market with gains or losses and pro-forma DAC amortization, net of tax, reflected as an increase or decrease, respectively, in stockholders' equity.

         Total assets grew 6 percent period over period to $3.4 billion at June 30, 1997, compared to $3.2 billion at June 30, 1996.

Core Operating Revenue and Net Investment Income Increase
---------------------------------------------------------

         Core operating revenue (revenue excluding realized investment gains and losses, other) increased 8 percent and 21 percent to $60.3 million and $117.9 million in the 1997 quarter and six months, respectively, compared to $55.8 million and $97.8 million for the 1996 quarter and six months. Net investment income increased 5 percent and 16 percent for the quarter and six months to $52.7 million and $103.1 million, compared to $50.0 million and $89.2 million for the 1996 periods. The increases in both core operating revenue and net investment income were primarily due to the more than 19 percent growth in average invested assets.

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ADD FOUR

Product Margin Grows 10 Percent
-------------------------------

         The company's gross margin (the difference between what the company earns on its investments and what it credits to policyholders) continues to grow. During the past year, this very important measure has grown to 2.93 percent of average invested assets for the quarter ended June 30, 1997, compared to 2.86 percent in the 1996 second quarter. Invested assets, including cash, grew $200 million, or 7 percent during the past year from $2.7 billion on June 30, 1996, to $2.9 billion on June 30, 1997. The combination of growth in invested assets and increased margin resulted in gross product margin increasing 10 percent from $18.9 million to $20.7 million quarter over quarter.

Exploring Our Strategic Alternatives
------------------------------------

         On July 22, 1997, AmVestors announced that it had hired Goldman Sachs & Co. as its financial advisor to explore and advise the Board regarding various strategic alternatives including the possible sale or merger opportunities. The company does not intend to make any other announcement with respect to this process unless or until a definitive agreement is signed or the process is discontinued.

         AmVestors Financial Corporation markets individual annuities and life insurance policies nationwide to the savings and retirement market through its wholly-owned subsidiaries, American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company. AmVestors' common stock trades on the New York Stock Exchange under the Symbol AMV.

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                              CORPORATE FACT SHEET

                                 August 13, 1997

Name:                     AmVestors Financial Corporation

Description of Business:  Insurance holding company whose principal subsidiaries
                          American Investors Life Insurance Company, and Financial Benefit Life Insurance Company specialize in the sale of deferred annuity products.

Corporate Address:        555 South Kansas Avenue
                          Topeka, Kansas 66603

Phone:                    (785) 232-6945

Trading Information:      NYSE - AMV (Common Stock)
                          13,294,119 shares outstanding
                          Trailing Twelve Months Volume: 10,110,600 shares
                          Trailing Twelve Months Price Range:  $13.375 - $23.500
                          Current Price:  $21.750

                          NASDAQ - AMVWW (Warrants)
                          716,361 warrants outstanding
                          Expiration Date:  April 2, 2002
                          Exercise Price:  $16.42
                          Current Price:  $7.750

Officers:                 Chairman and CEO:  Ralph W. Laster, Jr.
                          President and General Counsel: Mark V. Heitz
                          Corporate Secretary:  Lynn F. Hammes

Balance Sheet (000's omitted)

                                                     As of      As of       %
                                                   06/30/97    12/31/96   Change
                                                  ----------  ----------  ------
Assets:

Invested Assets ...............................   $2,803,617  $2,683,780
Other Assets (1) ..............................      634,696     661,695
                                                  ----------  ----------
Total Assets (2) ..............................   $3,438,313  $3,345,475   2.8%
                                                  ==========  ==========
Liabilities:

Policy Liabilities (1) ........................   $3,132,245  $3,043,714
Convertible Subordinated Debentures ...........       65,000      65,000
Other Liabilities .............................       27,259      32,414
                                                  ----------  ----------
Total Liabilities .............................    3,224,504   3,141,128
                                                  ----------  ----------
Stockholders' Equity (2) ......................      213,809     204,347   4.6%
                                                  ----------  ----------
Total Liabilities and Stockholders' Equity ....   $3,438,313  $3,345,475
                                                  ==========  ==========

Book Value Per Share (000's omitted, except per share data)

                                                     As of      As of       %
                                                   06/30/97    12/31/96   Change
                                                  ----------  ----------  ------

Stockholders' Equity (2) ......................     $213,809    $204,347   4.6%
                                                  ==========  ==========

Fully Diluted Book Value Per Share (2) .......       $15.87      $14.99   5.9%
                                                  ==========  ==========
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
Earnings by Component (000's omitted, except per share data)
                                               Quarter Ended                      Six Months Ended
                                            ---------------------       %       --------------------        %
                                            06/30/97     06/30/96     Change    06/30/97    06/30/96     Change
                                            ---------   ---------   ---------   ---------   ---------   ---------
Net Core Operating Earnings
   Premiums and Policy Charges (3) .......  $   4,677   $   3,896               $   9,086   $   6,353
   Net Investment Income .................     52,706      49,988                 103,138      89,167
   Net Investment Gains (Losses), Core (4)      1,989       1,186                   4,077       1,610
   Other Revenues ........................        896         688                   1,561         713
                                            ---------   ---------               ---------   ---------
                                               60,268      55,758        8.1%     117,862      97,833       20.5%
                                            ---------   ---------               ---------   ---------
   Death and Other Benefits ..............     38,707      36,145                  76,471      66,765
   Amortization of Policies Produced .....      4,734       3,997                   8,647       6,939
   Amortization of Policies Purchased ....      1,647       2,533                   3,179       2,533
   General Insurance Expenses ............      3,602       3,615                   7,550       5,536
   Insurance Taxes, Licenses & Fees ......      1,015         849                   1,624       1,100
   Other Expenses ........................         45          53                     104         113
                                            ---------   ---------               ---------   ---------
                                               49,750      47,192        5.4%      97,575      82,986       17.6%
                                            ---------   ---------               ---------   ---------
   Operating Earnings ....................     10,518       8,566                  20,287      14,847
   Income Tax Expense ....................      3,680       3,029                   7,100       5,197
                                            ---------  ----------               ---------   ---------
   Net Core Operating Earnings ...........      6,838       5,537       23.5%      13,187       9,650       36.7%
                                            ---------   ---------               ---------   ---------
Net Investment Gains (Losses), Other
   Net Investments Gains (Losses), Other .       (517)     (6,279)                   (162)        924
   Amortization of Policies Produced .....       (327)     (1,554)                   (361)        474
   Amortization of Policies Purchased ....        138        (417)                    392        (417)
   Income Tax Expenses (Benefit) .........       (114)     (1,482)                    (67)       (303)
                                            ---------   ---------               ---------   ---------
   Net Investment Gains (Losses), Other ..       (214)     (2,826)                   (126)        554
                                            ---------   ---------               ---------   ---------
Net Interest Expense
   Interest Expense ......................     (1,428)       (609)                 (2,863)       (734)
   Income Tax Expense (Benefit) ..........       (499)       (214)                 (1,002)       (257)
                                            ---------   ---------               ---------   ---------
   Net Interest Expense ..................       (929)       (395)                 (1,861)       (477)
                                            ---------   ---------               ---------   ---------
Net Extraordinary Item
   Extraordinary Item ....................       --           (72)                    --          (72)
   Income Tax Expense (Benefit) ..........       --           (25)                    --          (25)
                                            ---------   ---------               ---------   ---------
   Net Extraordinary Item ................       --           (47)                    --          (47)
                                            ---------   ---------               ---------   ---------
   Net Earnings ..........................  $   5,695   $   2,269      151.0%   $  11,200   $   9,890       15.6%
                                            =========   =========               =========   =========
Per Share of Common Stock:
   Primary:
     Net Core Operating Earnings .........  $    0.49   $    0.41       19.5%   $    0.95   $    0.80       18.8%
     Net Investment Gains (Losses), Other       (0.01)      (0.21)                  (0.01)       0.04
     Net Interest Expense ................      (0.07)      (0.03)                  (0.13)      (0.04)
     Net Extraordinary Item ..............       --          --                       --          --
                                            ---------   ---------               ---------   ---------
     Net Earnings ........................  $    0.41   $    0.17               $    0.81   $    0.80
                                            =========   =========               =========   =========
   Fully Diluted:
     Net Core Operating Earnings .........  $    0.38   $    0.41        -7.3%  $    0.74   $    0.79       -6.3%
     Net Investment Gains (Losses), Other       (0.01)      (0.21)                  (0.01)      (0.04)
     Net Interest Expense ................       --         (0.03)                    --         0.04
     Net Extraordinary Item ..............       --          --                       --          --
                                            ---------   ---------               ---------   ---------
     Net Earnings ........................  $    0.37   $    0.17               $    0.73   $    0.79
                                            =========   =========               =========   =========
Average Shares Outstanding:
   Primary ...............................     13,925      13,574                  13,824      12,086
                                            =========   =========               =========   =========
   Fully Diluted .........................     17,990      13,671                  17,926      12,273
                                            =========   =========               =========   =========

Footnotes

(1) Includes reinsurance reserve credits of $227,809,978 and $238,822,734 as of June 30, 1997 and December 31, 1996, respectively, which under the provisions of SFAS 113 can no longer be reported as an offset against the related liabilities.

(2) Changes in Assets, Stockholders' Equity and Book Value Per Share for the period ended June 30, 1997 as a result of the accounting for unrealized investment gains (losses) required under the provisions SFAS 115 were as follows:

                                                               As of         As of         Change in
                                                              06/30/97       12/31/96      Unrealized
                                                            ------------   ------------   ------------

          Unrealized Gain (Loss) in Securities
          Available-for-Sale .............................  $ 41,715,456   $ 50,631,670   ($ 8,916,214)
          Increase (Decrease) in Deferred Cost of Policies
          Produced .......................................   (14,988,126)   (18,175,005)     3,186,879
          Increase (Decrease) in Deferred Cost of Policies
          Purchased ......................................    (4,082,553)    (5,112,135)     1,029,582
          Increase (Decrease) in Deferred Income Taxes ...    (7,859,095)    (9,643,713)     1,784,618
                                                            ------------   ------------   ------------
          Increase (Decrease) in Stockholders' Equity ....  $ 14,785,682   $ 17,700,817   ($ 2,915,135)
                                                            ============   ============   ============

          Increase (Decrease) in Fully Diluted Book Value Per Share....................         ($0.17)
                                                                                          ============

(3) Premiums excluded from revenue in accordance with SFAS 97 for the quarter ended June 30, 1997 and June 30, 1996 were $158,795,624 and $115,429,726, respectively. Premiums excluded from revenue in accordance with SFAS 97 for the six months ended June 30, 1997 and June 30, 1996 were $271,373,803 and $212,660,283, respectively.

(4) Includes gains (losses) on both trading securities and convertible securities sold during the period along with the change in the market value of trading securities held at the end of the period as follows:

                                                        Quarter       Quarter
                                                        06/30/97      06/30/96
                                                      ------------  ------------

          Sales of trading securities...............         $596          $321
          Sales of convertible securities...........          898           789
          Change in market value of trading
            securities..............................          495            76
                                                      ------------  ------------
          Net investment gains (losses), core.......       $1,989        $1,186
                                                      ============  ============

                                                        Quarter       Quarter
                                                        06/30/97      06/30/96
                                                      ------------  ------------

          Sales of trading securities..............        $1,086          $445
          Sales of convertible securities..........         2,650         1,060
          Change in market value of trading
            securities.............................           341           105
                                                      ------------  ------------
          Net investment gains (losses), core......        $4,077        $1,610
                                                      ============  ============